UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2019

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55663	20-2745790
(Commission File Number)	(IRS Employer Identification No.)

2424 N Federal Highway, Suite 208, Boca Raton, Florida 33431

 (Address of principal executive offices and zip code)

(561) 276-2239
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms “the Company,” “Celsius,” “we,” “us” and “our” refer to Celsius Holdings, Inc. and its subsidiaries.

Item 1.01	Entry Into A Material Definitive Agreement

On January 30, 2019, the Company issued a press release announcing it had entered into a license and repayment of investment agreement with Qifeng Food Technology (Beijing) Co., Ltd (“Qifeng”). Under the agreement, Qifeng will be granted the exclusive license rights to manufacture, market and commercialize Celsius branded products in China. Qifeng agreed to provide a return of a fixed $6.9 million as a license fee covering the first five years, then transitioning to a volume-based royalty fee. In addition, Qifeng will repay the capital Celsius has invested into the China market to date, over a five-year term.

A copy of the Company’s press release dated January 30, 2019 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2019, John Fieldly, our Chief Executive Officer, and Edwin Negron-Carballo, our Chief Financial Officer, each received a three percent (3%) increase in annual salary retroactive to January 1, 2019.

In addition, on January 24, 2019, Mr. Fieldly and Mr. Negron-Carballo were each granted options under the Company’s 2015 Incentive Stock Plan to purchase 150,000 shares of the Company’s common stock for an exercise price of $3.73. The options vest in three equal annual installments commencing on the first anniversary of the grant date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
99.1	Press Release dated January 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: January 30, 2019	By:	/s/ John Fieldly
John Fieldly, Chief Executive Officer